Exhibit 99.(a)(1)

Destiny Alternative Fund (TEI) LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of Destiny Alternative Fund (TEI) LLC (the “Fund”) is dated and effective as of November 21, 2022 by and among First Trust Capital Management, L.P., (“First Trust”) each member of the Board of Managers of the Fund, and each person hereinafter admitted to the Fund and reflected on the books of the Fund as a Member.

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated as of June 7, 2022 and filed with the Secretary of State of the State of Delaware on June 7, 2022;

WHEREAS, the Fund’s original limited liability company agreement was dated as of June 21, 2022 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate the Original Agreement in its entirety and supersede any and all other prior agreements governing the operation of the Fund.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE  I

DEFINITIONS & INTERPRETATIONS

The following definitions shall be equally applicable to both the singular and plural forms of the defined terms. For purposes of this Agreement:

Section  1.1         “Account” means, with respect to each Member, the capital account established and maintained on behalf of such Member pursuant to Section 5.4 hereof.

Section  1.2         “Administration Agreement” means the administration agreement entered into between the Administrator and the Fund under which the Administrator will provide certain administrative services to the Fund in exchange for certain fees, as amended or restated from time to time.

Section  1.3         “Administration Fee” means the fee paid to the Administrator for its services out of the Fund’s assets.

Section  1.4         “Administrator” means UMB Fund Services, Inc., or any person who may hereafter, directly or indirectly, succeed or replace UMB Fund Services, Inc. as the administrator of the Fund.

Section  1.5         “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules, regulations and orders thereunder from time to time, or any successor law.

Section  1.6         “Affiliate” means “affiliated person” as such term is defined in the Investment Company Act.

Section  1.7         “Agreement” means this Limited Liability Company Agreement, as amended or restated from time to time.

Section  1.8         “Board of Managers” means the Board of Managers established pursuant to Section 2.6 hereof.

Section  1.9         “Capital Contribution” means the contribution, if any, made, or to be made, as the context requires, to the capital of the Fund by a Member, from time to time, in accordance with the terms hereof.

Section  1.10       “Certificate” means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Section  1.11      “Class” means any division of Shares, which Class is or has been established in accordance with the provisions of Section 3.1(d) hereof.

Section  1.12       “Code” means the United States Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time, or any successor law.

Section  1.13       “Confidential Information” shall have the meaning set forth in Section 8.10.

Section  1.14       “Delaware Act” means the Delaware Limited Liability Company Act as in effect on the date hereof and as amended from time to time, or any successor law.

Section  1.15       “Discount Repurchase Offer” shall have the meaning set forth in Section 4.4(d).

Section  1.16       “Early Repurchase Fee” shall have the meaning set forth in Section 4.4.

Section  1.17       “Expiration Date” means a date set by the Board of Managers occurring no sooner than 20 business days after the commencement date of a repurchase offer, provided that such Expiration Date may be extended by the Board of Managers in its sole discretion.

Section  1.18       “Extraordinary Expenses” means all expenses incurred by the Fund outside of the ordinary course of its business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity; costs and expenses for indemnification or contribution payable by the Fund to any person or entity (including, without limitation, pursuant to the indemnification obligations described under Section 3.7 of this Agreement); expenses of a reorganization, restructuring or merger of the Fund; expenses of holding, or soliciting proxies for, a meeting of Members (except to the extent relating to items customarily addressed at an annual meeting of a registered closed-end management investment company); and the expenses of engaging a new administrator, custodian, transfer agent or escrow agent.

Section  1.19       “FATCA” means the United States Foreign Account Tax Compliance Act of 2010 or similar law;

Section  1.20       “Final Payment” shall have the meaning set forth in Section 4.4.

Section  1.21       “Fiscal Year” means the period beginning on the commencement of operations of the Fund and ending on the first March 31 following such date, and thereafter each period commencing on April 1 of each year and ending on March 31 of each year (or on the date of a final distribution pursuant to Section 6.2 hereof), unless the Board of Managers shall designate another fiscal year for the Fund.

Section  1.22       “Form N-2” means the Fund’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.

Section  1.23       “Fund” means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Section  1.24       “Independent Managers” means those Managers who are not “interested persons” of the Fund as such term is defined in the Investment Company Act.

Section  1.25       “Initial Closing Date” means the first date on or as of which a Member other than First Trust is admitted to the Fund.

Section  1.26       “Initial Payment” shall have the meaning set forth in Section 4.4.

Section  1.27      “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Section  1.28       “Investment Management Agreement” means the investment management agreement entered into between the Master Fund and the investment adviser of the Master Fund, as amended or restated from time to time.

Section  1.29       “Investment Percentage” means for each Member, as of any date of determination, (i) in the case of such Member’s ownership interest in the Fund, a percentage determined by dividing the number of Shares owned by such Member as of such date by the total number of outstanding Shares owned by all Members as of such date, and (ii) if more than one Class is outstanding, in the case of such Member’s ownership interest in such Class, a percentage determined by dividing the number of Shares owned by such Member as of such date by the total number of outstanding Shares of such Class owned by all Members as of such date. Each such percentage shall be expressed as a decimal carried out to at least the third decimal place..

Section  1.30        “Losses” shall have the meaning set forth in Section 3.7.

Section  1.31        “Manager” means each natural person who serves on the Board of Managers and any other natural person who, from time to time, pursuant to the terms of this Agreement shall serve on the Board of Managers. Each Manager shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Section  1.32       “Master Fund” means Destiny Alternative Fund LLC, or any other investment fund in which, upon approval by the Board of Managers and any necessary approval of the Members pursuant to the Investment Company Act, the Fund invests all or substantially all of its assets.

Section  1.33        “Master Fund Payment Date” shall have the meaning set forth in Section 4.4.

Section  1.34        “Member” means any person who shall have been admitted to the Fund as a member in such person’s capacity as a member of the Fund. For purposes of the Delaware Act, there are no classes or groups of Members other than those established in accordance with the provisions of Section 3.1(d) hereof.

Section  1.35        “Net Asset Value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The Net Asset Value of each Class will be calculated separately in order to reflect the fees and expenses applicable to such Class.

Section  1.36        “Organizational Expenses” means the expenses incurred by the Fund in connection with its formation, its initial registration as an investment company under the Investment Company Act, and the initial offering of Shares.

Section  1.37        “Organizational Member” means First Trust.

Section  1.38        “Person” or “person” means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Section  1.39        [Reserved].

Section  1.40        [Reserved].

Section  1.41        “Promissory Note” shall have the meaning set forth in Section 4.4.

Section  1.42        “Repurchase Date” means the day after the Valuation Date.

Section  1.43       “Securities” means securities (including, without limitation, equities, debt obligations, options, other “securities” as that term is defined in Section 2(a)(36) of the Investment Company Act), and other financial instruments of United States and non-U.S. entities and commodities, including, without limitation, capital stock; shares of beneficial interests; partnership interests and similar financial instruments; bonds, notes, debentures (whether subordinated, convertible or otherwise); currencies; commodities; interest rate, currency, commodity, equity and other derivative products, including, without limitation, (i) futures contracts (and options thereon) relating to stock indices, currencies, U.S. Government securities and debt securities of foreign governments, other financial instruments and all other commodities, (ii) swaps, options, warrants, caps, collars, floors and forward rate agreements, (iii) spot and forward currency transactions and (iv) agreements including brokerage account agreements relating to or securing such transactions; equipment lease certificates, equipment trust certificates; loans; accounts and notes receivable and payable held by trade or other creditors; trade acceptances; contract and other claims; executory contracts; participations; open and closed-end registered and unregistered investment companies; money market funds; obligations of the United States or any state thereof, foreign governments and instrumentalities of any of them; commercial paper; and other obligations and instruments or evidences of indebtedness of whatever kind or nature; in each case, of any person, corporation, government or other entity whatsoever, whether or not publicly traded or readily marketable.

Section  1.44        “Securities Transactions” shall have the meaning set forth in Section 2.5.

Section  1.45       “Servicing Agent” means First Trust, or any person who may hereafter directly or indirectly succeed or replace First Trust as the servicing agent of the Fund.

Section  1.46        “Servicing Agreement” means the servicing agreement entered into between the Servicing Agent and the Fund, as amended or restated from time to time.

Section  1.47        “Servicing Fee” means the fee paid to the Servicing Agent out of the Fund’s assets.

Section  1.48        “Shares” means the equal proportionate units into which the limited liability company ownership interests of all Members, including the Organizational Member, or other person to whom a Share or portion thereof has been transferred pursuant to Section 4.3 hereof, are divided from time to time or, if more than one Class is authorized in accordance with Section 3.1(d) hereof, the equal proportionate units into which each Class shall be divided from time to time, each of which represents an ownership interest in the Fund that is equal in all respects to all other Shares of the same Class.

Section  1.49        “Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of any Shares or portion of Shares or beneficial or other interest in the Fund; “Transferors,” Transferees,” and verbs, adverbs or adjectives such as “Transfers,” “Transferred” and “Transferring” shall have correlative meanings.

Section  1.50        “Underlying Fund” means a pooled investment vehicle or registered investment company, including but not limited to, hedge funds, private equity funds, growth equity funds, venture capital funds, credit funds, real estate funds, co-investment vehicles, managed accounts, open-end and closed-end registered investment companies (including exchange-traded funds) and other types of investment vehicles.

Section  1.51        “Underlying Manager” means a portfolio manager of an Underlying Fund.

Section  1.52        “Valuation Date” means a date on which the value of Shares being repurchased will be determined by the Board of Managers in its sole discretion and which date shall be approximately 65 days, but in no event earlier than 60 days, after the Expiration Date for such repurchase.

Section  1.53       Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

ARTICLE  II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD OF MANAGERS

Section  2.1         Formation of Limited Liability Company. The Organizational Member and any other person designated by the Board of Managers are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board of Managers shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

Section  2.2         Name. The name of the Fund shall be “Destiny Alternative Fund (TEI) LLC” or such other name as the Board of Managers hereafter may adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) sending notice thereof to each Member. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board of Managers.

Section  2.3         Principal and Registered Office. The Fund shall have its principal office, c/o First Trust Capital Management, L.P., at 225 West Wacker Drive, Suite 2100, Chicago, IL 60606, or at such other place designated from time to time by the Board of Managers. The Fund shall have its registered office in the State of Delaware at 1209 Orange Street, Corporation Trust Center, Wilmington, Delaware 19801, and shall have The Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board of Managers in accordance with the Delaware Act.

Section  2.4          Duration. The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.

Section  2.5          Business of the Fund.

(a)            The business of the Fund is (i) to invest all or substantially all of its assets in the Master Fund, which, (x) directly or through the purchase of interests in Underlying Funds, purchases, sells (including short sales), invests and trades in in Securities (collectively, “Securities Transactions”) and (y) engages in financial or derivative transactions relating thereto or otherwise and exercises such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act, (ii) upon approval by the Board of Managers and subject to any necessary approval of the Members pursuant to the Investment Company Act, to purchase interests in Underlying Funds directly or engage in Securities Transactions directly, and (iii) to engage in any financial or derivative transactions relating thereto or otherwise and to exercise such rights and powers as are permitted to be exercised by limited liability companies under the Delaware Act. The officers of the Fund may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions as may in the opinion of the Board of Managers be necessary or advisable to carry out the Fund’s objectives or business.

(b)            The Fund shall operate as a closed-end management investment company in accordance with the Investment Company Act and subject to any fundamental policies and investment restrictions set forth in its Form N-2.

Section  2.6          The Board of Managers.

(a)            Prior to the Initial Closing Date, the Organizational Member may, in its sole discretion, designate and elect persons to serve as Managers on the Board of Managers. Following the effectiveness of this Agreement, each Manager shall agree to be bound by all of the terms of this Agreement applicable to Managers. The Board of Managers may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of Section 3.3 hereof with respect to the election of Managers by Members, designate as a Manager any person who shall agree to the provisions of this Agreement pertaining to the obligations of Managers. The number of Managers shall be fixed from time to time by the Board of Managers. Any person who shall hold himself or herself out as a Manager or acts in such capacity shall be deemed to have agreed to the provisions of this Agreement pertaining to the obligations of a Manager whether or not such person executes a written agreement to such effect.

(b)            Each Manager shall serve as a Manager for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.1 hereof. If any vacancy in the position of a Manager occurs, the remaining Managers may appoint a person to serve in such capacity, provided such appointment is in accordance with the Investment Company Act, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Managers may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so when required by the Investment Company Act, within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board of Managers.

(c)            In the event that no Manager remains, First Trust (or its designee) shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board of Managers. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.

Section  2.7         Members. The Board of Managers may admit one or more Members as of the beginning of each calendar quarter or at such other times as the Board of Managers may determine. A Person may be admitted to the Fund as a Member without having signed this Agreement. This Agreement shall not be unenforceable by reason of it not having been signed by a person being admitted as a Member. The Board of Managers, in its sole and absolute discretion, may reject requests to purchase Shares. The Board of Managers may, in its sole discretion, suspend or terminate the offering of Shares at any time. The books and records of the Fund shall be revised to reflect the name and Capital Contribution of each Member that is admitted to the Fund.

Section  2.8         Organizational Member. The initial Capital Contribution to the Fund by the Organizational Member shall be converted to Shares as set forth in Section 5.2. Upon the admission to the Fund of any additional Member pursuant to Section 2.7, the Organizational Member shall be entitled to the return of all or a portion of its Capital Contribution, if any, without interest or deduction, and to withdraw from the Fund.

Section  2.9          Both Managers and Members. A Member may at the same time be a Manager and a Member, or the investment adviser to the Master Fund and a Member, in which event such Member’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

Section  2.10         Limited Liability. Except as otherwise provided under applicable law or in this Agreement, each Member will be liable for the debts, obligations and liabilities of the Fund only to the extent of its Account balance. To the fullest extent permitted under applicable law, the Managers and First Trust shall not be liable for the Fund’s debts, obligations and liabilities.

ARTICLE  III

MANAGEMENT

Section  3.1         Management and Control.

(a)            Management and control of the business of the Fund shall be vested in the Board of Managers, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager’s authority as delegated by the Board of Managers. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation and (ii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each Manager of a closed-end management investment company registered under the Investment Company Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the Investment Company Act. The Managers may make Capital Contributions and own Shares. Nothing herein shall prohibit a Manager from being a Member.

(b)            Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the Investment Company Act or as otherwise required in the Delaware Act.

(c)            The Board of Managers may delegate to any Person, including without limitation the officers of the Fund designated pursuant to Section 3.2(c) or any committee of the Board of Managers, any rights, power and authority vested by this Agreement in the Board of Managers to the extent permissible under applicable law.

(d)            The Board of Managers shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of (i) the Members or (ii) the Members holding any Class, to create, establish and designate, and to change in any manner, one or more Classes, and to fix such preferences, voting powers, rights and privileges of such Classes as the Managers may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time, and to take such other action with respect to the Shares as the Managers may deem desirable. Unless another time is specified by the Managers, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board of Managers setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

Section  3.2         Actions by the Board of Managers.

(a)            Unless otherwise provided in this Agreement, the Board of Managers shall act only: (i) by the affirmative vote of a majority of the Managers (which majority shall include any requisite number of Independent Managers required by the Investment Company Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the Investment Company Act, in person or by conference telecommunications equipment) or (ii) by the written consent of a majority of the Managers without a meeting, if permissible under the Investment Company Act.

(b)            The Board of Managers may designate from time to time a chairman who shall preside at all meetings. Meetings of the Board of Managers may be called by the chairman, the president of the Fund, or any two Managers, and may be held on such date and at such time and place as the Board of Managers shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by conference telecommunications equipment, except where in person attendance at a meeting is required by the Investment Company Act. A majority of the Managers then in office shall constitute a quorum at any meeting.

(c)            The Board of Managers may designate from time to time agents and employees of the Fund or other Persons, including without limitation employees of First Trust or its Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation, and designate them as officers of the Fund with such titles as the Board of Managers shall determine.

Section  3.3         Meetings of Members.

(a)            Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board of Managers or by Members holding a majority of the total number of votes eligible to be cast by all Members as determined pursuant to clause (c) of this Section 3.3, and may be held at such time, date and place as the Board of Managers shall determine. The Board of Managers shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. The presence in person or by proxy of Members holding a majority of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by action of a majority of the Members present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the Investment Company Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)            On each matter submitted to a vote of Members, unless the Board of Managers determines otherwise, holders of Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board of Managers determines that this sub-clause (ii) shall not apply in a particular case, to the extent that a matter referred to in sub-clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the holders of Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote.

(c)            Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to such Member’s Investment Percentage. The Board of Managers shall establish a record date not less than 10 nor more than 120 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(d)            A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Section  3.4         Custody of Assets of the Fund. The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the Investment Company Act and the Advisers Act.

Section  3.5         Other Activities.

(a)            None of the Managers shall be required to devote his or her full time to the affairs of the Fund, but each shall devote such time as may reasonably be required to perform his or her obligations as a Manager.

(b)            Any Member or Manager, or any of their Affiliates, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as managers, officers, employees, advisers or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No other Member or Manager shall have any rights in or to such activities, or any profits derived therefrom.

Section  3.6         Duty of Care.

(a)            No Manager, former Manager, officer or former officer of the Fund shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance or gross negligence involved in the conduct of such person’s office or as otherwise required by applicable law.

(b)            A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for one or more Shares shall be liable to the Fund, any other Member or third parties only as provided in this Agreement.

Section  3.7         Indemnification.

(a)            To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Manager, former Manager, officer and former officer of the Fund (including for this purpose their executors, heirs, assigns, successors or other legal representatives) from and against all losses, charges, claims, expenses, assessments, damages, costs and liabilities (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager or officer of the Fund, as applicable, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law. Any manager of the Fund appointed by the Organizational Member prior to the effectiveness of this Agreement shall be deemed to be a “Manager” for purposes of this Section 3.7.

(b)            Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid or reimbursed by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof.

(c)            Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits of any court of competent jurisdiction in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.

(d)            As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Managers (excluding any Manager who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office, or (ii) the Board of Managers secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that the actions or omissions in question were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance or gross negligence involved in the conduct of such indemnitee’s office.

(e)            In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(f)             An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, provided that Section 3.7(e) shall not limit the rights of the Fund pursuant to Section 2.10.

(g)            The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager, officer of the Fund or other person.

(h)            To the extent permitted by applicable law, the Servicing Agent and the Administrator, and any other party serving as the servicing agent or administrator of the Fund or providing other services to the Fund shall be entitled to indemnification from the Fund upon such terms and subject to such conditions and exceptions, and with such entitlement to have recourse to the assets of the Fund with a view to meeting and discharging the cost thereof as may be provided under the Servicing Agreement, the Administration Agreement or any agreement between any such party and the Fund.

Section  3.8          Fees, Expenses and Reimbursement.

(a)            The Board of Managers may cause the Fund to compensate each Manager who is not an officer or employee of First Trust or any of its Affiliates for his or her services hereunder. In addition, the Fund shall reimburse the Managers for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)            The Fund shall bear all expenses incurred in its business or operations, other than those specifically assumed by another person. Expenses to be borne by the Fund include, but are not limited to, the following:

(i)           fees and expenses in connection with the organization of the Fund and the offering and issuance of Shares;

(ii)         all fees and expenses reasonably incurred in connection with the operation of the Fund such as direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund’s rights in respect of such investments;

(iii)        quotation or valuation expenses;

(iv)        the Servicing Fee and the Administration Fee;

(v)         brokerage commissions;

(vi)        interest and fees on any borrowings by the Fund;

(vii)       professional fees (including, without limitation, expenses of consultants, experts and specialists);

(viii)      research expenses;

(ix)         fees and expenses of outside tax or legal counsel (including fees and expense associated with the review of documentation for prospective investments by the Fund), including foreign counsel;

(x)          accounting, auditing and tax preparation expenses;

(xi)         fees and expenses in connection with repurchase offers and any repurchases or redemptions of Shares;

(xii)        taxes and governmental fees (including tax preparation fees);

(xiii)       fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Fund;

(xiv)      all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund;

(xv)        bank service fees;

(xvi)      costs and expenses relating to this Agreement (including amendments thereof) or the Fund’s other organizational documents;

(xvii)     expenses of preparing, amending, printing, and distributing confidential memoranda, Statements of Additional Information (and any supplements or amendments thereto), reports, notices, websites, other communications to Members, and proxy materials;

(xviii)    expenses of preparing, amending, printing, and filing reports and other documents with government agencies;

(xix)       expenses of Members’ meetings, including the solicitation of proxies in connection therewith;

(xx)        expenses of corporate data processing and related services;

(xxi)       Member recordkeeping and Member account services, fees, and disbursements;

(xxii)      expenses relating to investor and public relations;

(xxiii)     fees and expenses of the members of the Board of Managers who are not employees of First Trust or its Affiliates;

(xxiv)     insurance premiums;

(xxv)      Extraordinary Expenses; and

(xxvi)     all costs and expenses incurred as a result of dissolution, winding-up and termination of the Fund.

First Trust and each of its Affiliates shall be entitled to reimbursement from the Fund for any of the above expenses that they pay on behalf of the Fund.

(c)            The Fund may, alone or in conjunction with First Trust, its Affiliates or any investment vehicles or accounts for which First Trust or any Affiliate of First Trust acts as general partner, managing member or investment adviser, purchase insurance in such amounts, from such insurers and on such terms as the Board of Managers shall determine.

ARTICLE  IV

TERMINATION OF STATUS OF MANAGERS;
TRANSFERS AND REPURCHASES

Section  4.1         Termination of Status of a Manager. The status of a Manager shall terminate if the Manager (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall voluntarily withdraw as a Manager (upon not less than 90 days’ prior written notice to the other Managers, unless the other Managers waive such notice); (iv) shall be removed under Section 4.2 hereof; (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vi) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (vii) shall have a receiver appointed to administer the property or affairs of such Manager; (viii) shall have reached the mandatory age for retirement of a Manager that may from time to time be established by the Board of Managers; or (ix) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

Section  4.2         Removal of the Managers. Any Manager may be removed with or without cause either by (a) the vote or written consent of at least two-thirds (2/3) of the Managers not subject to the removal vote or (b) the vote or written consent of Members holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Members.

Section  4.3         Transfer of Shares.

(a)            Any portion of a Member’s Shares may be Transferred only (i) by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of such Member or (ii) with the consent of the Fund, which may be withheld in its sole discretion.

(b)            The Fund may not consent to a Transfer of any portion of a Member’s Shares unless: (i) the person to whom such Transfer is made (or each of such person’s beneficial owners if such a person is a “private investment company” as defined in Rule 205-3(d)(3) under the Advisers Act, an investment company registered under the Investment Company Act, or a business development company as defined under the Advisers Act) is a person whom the Fund believes meets the requirements of paragraph (d)(1) of Rule 205-3 under the Advisers Act or successor rule thereto, or is otherwise exempt from such requirements; and (ii) the Fund is provided with a properly completed investor certification in respect of the proposed Transferee. The Fund may also require the Member requesting the Transfer to obtain, at the Member’s expense, an opinion of counsel selected by the Board of Managers as to such matters as the Board of Managers may reasonably request.

(c)            Any permitted Transferee acquiring any portion of a Member’s Shares by operation of law in connection with the death, divorce, bankruptcy, insolvency or adjudicated incompetence of the Member shall be entitled to the distributions allocable to the acquired Shares or a portion thereof so acquired, to tender the acquired Shares or a portion thereof for repurchase by the Fund and to Transfer such acquired Shares or a portion thereof in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such Transferee becomes a substituted Member in accordance with the terms of this Agreement, including, without limitation, Section 2.7 hereof.

(d)            If a Member Transfers any portion of its Shares with the approval of the Fund and all of the conditions to such Transfer have been satisfied, the Fund shall as promptly as practicable take all necessary actions so that each Transferee or successor to whom such Shares are Transferred is admitted to the Fund as a substituted Member, provided that such Transferee shall have executed and delivered either a counterpart of this Agreement or an instrument, in form and substance acceptable to the Fund, that has the legal effect of making the Transferee a party to this Agreement. Each Transferring Member and Transferee agrees to pay all reasonable expenses, including, but not limited to, attorneys’ and accountants’ fees and disbursements, incurred by the Fund in connection with such Transfer. Upon the Transfer to another person or persons of all of a Member’s Shares, such Member shall cease to be a member of the Fund.

(e)            Each Transferring Member shall indemnify and hold harmless the Fund, the Board of Managers, and each other Member, and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3, and (ii) any misrepresentation by such Member in connection with any such Transfer.

Section  4.4          Repurchase of Shares.

(a)            Except as otherwise provided in this Agreement, no Member or other person holding Shares acquired from a Member has the right to require the Fund to withdraw, redeem or tender to the Fund for repurchase any portion of its Shares. The Board of Managers may, from time to time and in its sole discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Members, including First Trust or its Affiliates, pursuant to written tenders by Members. The Board of Managers, in its sole discretion, will determine the aggregate value of Shares to be repurchased, which may be a percentage of the value of the Fund’s outstanding Shares. In determining whether the Fund should offer to repurchase Shares from Members pursuant to written requests and the amount of Shares to be repurchased, the Board of Managers may consider the following factors, among others:

(i)          whether the Master Fund is making a contemporaneous repurchase offer for interests therein, and the aggregate value of interests the Master Fund is offering to repurchase;

(ii)         whether any Members have requested to tender Shares to the Fund;

(iii)        the working capital and liquidity requirements of the Fund;

(iv)        the relative sizes of the repurchase requests and the Fund;

(v)         the past practice of the Fund in repurchasing Shares;

(vi)        the condition of the securities market and the economy generally, as well as political, national or international developments or current affairs; and

(vii)       the anticipated tax consequences of any proposed repurchases of Shares.

(b)            First Trust and each of its Affiliates may tender their Shares or a portion thereof as a Member or Organizational Member, as applicable, under Section 4.4(a) hereof, without notice to the other Members.

(c)            If the Board of Managers determines in its sole discretion that the Fund will offer to repurchase Shares, the Board of Managers will provide written notice to Members. Such notice will include: (i) the commencement date of the repurchase offer; (ii) the Expiration Date on which repurchase requests must be received by the Fund; and (iii) other information Members should consider in deciding whether and how to participate in such repurchase opportunity.

(d)            The amount due to any Member whose Shares are repurchased shall, subject to the terms of this Agreement (including, without limitation, Section 4.4(a)), be an amount equal to the value of the Shares being repurchased based on the Net Asset Value of the Fund as of the Valuation Date, after reduction for all fees, including any Servicing Fee, Administration Fee or Early Repurchase Fee, any required tax withholding and other liabilities of the Fund to the extent accrued or otherwise attributable to the Shares being repurchased, provided that, subject to applicable law, the Board of Managers may offer to purchase Shares at a discount to the Net Asset Value (a “Discount Repurchase Offer”). Payment by the Fund to each Member, upon repurchase of such Member’s Shares shall be made in the form of a promissory note (a “Promissory Note”). Such payment shall be made as promptly as practicable following the Expiration Date. Any in-kind distribution of Securities will be valued in accordance with Section 7.4 hereof. The determination of the value of the Shares as of the Valuation Date shall be subject to adjustment based upon the results of the annual audit of the Fund’s financial statements for the Fiscal Year in which such Valuation Date occurred. A Member who tenders some but not all of his Shares for repurchase will be required to maintain a minimum Account balance equal to the amount set forth, from time to time, in the Fund’s Form N-2. The Board of Managers may, in its sole discretion, waive this minimum Account balance requirement. The Fund may reduce the amount to be repurchased from a Member in order to maintain a Member’s minimum Account balance.

(e)            Each Promissory Note issued pursuant to clause (d) of this Section 4.4, which shall be non-interest bearing and non-transferable, and shall provide, among other terms determined by the Fund, in its sole discretion, for the following payments. The initial payment in respect of the Promissory Note (the “Initial Payment”) shall be in an amount equal to at least 95% of the estimated aggregate value of the repurchased Shares, determined as of the Valuation Date. The Initial Payment shall be made within approximately 45 days after the Repurchase Date, provided that if the Fund has requested the repurchase of all or a portion of its interest in the Master Fund, in order to fund the repurchase of the Shares, the Initial Payment may be postponed until a reasonable time after the Fund has received at least 95% of the aggregate amount so requested to be repurchased by the Fund from the Master Fund (the “Master Fund Payment Date”). The second and final payment in respect of a Promissory Note (the “Final Payment”) is expected to be in an amount equal to the excess, if any, of (1) the aggregate value of the repurchased Shares, determined as of the Valuation Date based upon the results of the annual audit of the financial statements of the Fund and the Master Fund for the Fiscal Year in which the Valuation Date of such repurchase occurred, over (2) the Initial Payment.

(f)            Notwithstanding anything in this Section 4.4 to the contrary, the Board of Managers shall modify any of the repurchase procedures described in this Section 4.4 if necessary, to comply with the regulatory requirements imposed by the Securities and Exchange Commission.

(g)            Each Member whose Shares or portions thereof have been accepted for repurchase will continue to be a Member until the Repurchase Date (and thereafter if less than 100% of its Shares are repurchased) and may exercise its voting rights with respect to the repurchased Shares or portions thereof until the Repurchase Date. Moreover, the Account maintained in respect of a Member whose Shares have been accepted for repurchase will be adjusted for the appreciation or depreciation of the Net Asset Value of the Fund through the Valuation Date, and such Member’s Account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Repurchase Date.

(h)            Upon its acceptance of tendered Shares for repurchase, the Fund shall maintain daily on its books a segregated account consisting of cash, liquid securities or the portion of the Fund’s interest in the Master Fund that the Fund has requested to be repurchased (or any combination of them) in an amount equal to the aggregate estimated unpaid dollar amount of the Promissory Notes issued to Members tendering Shares.

(i)             Notwithstanding anything in this Section 4.4 to the contrary, the Fund may suspend, postpone or terminate a repurchase offer upon the determination of a majority of the Board of Managers (including a majority of Independent Managers) that such suspension, postponement or termination is advisable for the Fund and its Members, including, without limitation, the existence of circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments or to determine the Net Asset Value or other unusual circumstances.

(j)             A 2% early repurchase fee (an “Early Repurchase Fee”) will be charged by the Fund with respect to any repurchase of Shares from a Member at any time prior to the day immediately preceding the one-year anniversary of the Member’s purchase of the Shares, provided that the Early Repurchase Fee may be waived where the Board of Managers determines that doing so is in the best interests of the Fund.

(k)            Where a Member tenders for repurchase less than 100% of its Shares, such repurchased Shares will be treated as having been repurchased on a “first in-first out” basis (i.e., the portion of Shares repurchased will be deemed to have been taken from the earliest Capital Contribution made by such Member (adjusted for subsequent appreciation or depreciation in the Net Asset Value of the Fund) until that Capital Contribution is decreased to zero, and then from each subsequent Capital Contribution made by such Member (adjusted for subsequent appreciation or depreciation of the Net Asset Value of the Fund)).

Section  4.5         Mandatory Redemption. The Fund may effect a mandatory redemption at Net Asset Value of any portion of a Member’s Shares, or any person acquiring Shares from or through a Member, in the event that the Board of Managers determines or has reason to believe, each in its sole discretion, that:

(a)            any portion of its Shares has been Transferred to, or has vested in, any person, by operation of law as described in Section 4.3(a)(i) hereof;

(b)            ownership of the Shares by such Member or other person will cause the Fund or the Master Fund to be in violation of, or subject the Fund, the Master Fund or the Master Fund’s investment adviser to, additional registration or regulation under the securities, commodities or other laws of the United States or any other jurisdiction;

(c)            continued ownership of the Shares may be harmful or injurious to the business or reputation of the Fund, the Master Fund or the Master Fund’s investment adviser or may subject the Fund, the Master Fund, or any Members or members of the Master Fund to an undue risk of adverse tax or other fiscal consequences, including without limitation, in connection with the failure of a Member to provide information requested under FATCA;

(d)            any representation or warranty made by a Member in connection with the acquisition of one or more Shares was not true when made or has ceased to be true, or the Member has breached any covenant made by it in connection with the acquisition of one or more Shares; or

(e)              it would be in the best interests of the Fund for the Fund to cause a mandatory redemption of such Shares in circumstances where the Board of Managers determines that doing so is in the best interests of the Fund and is in a manner as will not discriminate unfairly against any Member.

ARTICLE  V

CAPITAL

Section  5.1        Contributions to Capital.

(a)            The minimum initial contribution of each Member (other than First Trust) to the capital of the Fund shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. The amount of the initial contribution of each Member shall be recorded on the books and records of the Fund upon acceptance as a Capital Contribution. The Managers shall not be entitled to make Capital Contributions as Managers of the Fund but may make Capital Contributions as Members. First Trust and its Affiliates may make Capital Contributions as Members.

(b)           Members may make additional Capital Contributions, effective as of such times as the Board of Managers in its sole discretion, may permit, subject to the limitations applicable to the admission of Members pursuant to this Agreement. The minimum additional Capital Contribution of each Member (other than First Trust and its Affiliates) shall be the amount set forth, from time to time, in the Fund’s Form N-2 or such other amount as the Board of Managers may determine from time to time, in its sole discretion. No Member shall be obligated to make any additional Capital Contribution except to the extent otherwise provided in this Agreement.

(c)            Except as otherwise permitted by the Board of Managers, (i) initial and any additional Capital Contributions by any Member shall be payable in cash, and (ii) initial and any additional Capital Contributions in cash shall be payable in one installment in readily available funds prior to the date of the proposed acceptance of the Capital Contribution.

Section  5.2        Rights of Members to Capital. No Member shall be entitled to interest on his or its Capital Contribution to the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such Member’s Shares pursuant to Section 4.4 hereof or Section 4.5 hereof, (ii) upon a distribution pursuant to Section 5.7 hereof, or (iii)  upon the liquidation of the Fund’s assets pursuant to Section 6.2 hereof. No Member shall have the right to require partition of the Fund’s property or to compel any sale or appraisal of the Fund’s assets.

Section  5.3        Accounts.

(a) The Fund shall maintain a separate Account on its books for each Member.

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(b) Each Member’s Account shall have an opening balance equal to the Member’s initial contribution to the capital of the Fund.

(c) Each Member’s Account shall be increased by the sum of (i) the amount of any additional Capital Contributions by such Member, plus (ii) all amounts credited to such Member’s Account pursuant to Section 5.4 hereof.

(d) Each Member’s Account shall be reduced by the sum of (i) the amount of any repurchase of the Member’s Shares or distributions to such Member pursuant to Sections 4.4, 5.7 or 6.2 hereof which are not reinvested, plus (ii) any amounts debited against such Account pursuant to Section 5.4 hereof.

Section  5.4       Allocation of Certain Withholding Taxes and Other Expenditures.

(a)           Withholding taxes or other tax obligations paid or incurred by the Fund, directly or indirectly, that are (i) attributable to any Member or (ii) results from any Member's participation in the Fund, including, but not limited to, a Member's failure to provide any requested information under FATCA, as determined by the Board of Managers, shall be debited against the Account of such Member as of the close of the accounting period during which the Fund pays or incurs such obligation, and any amounts then or thereafter distributable to such Member shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such distributable amounts, then such Member and any successor to such Member’s Shares shall pay upon demand to the Fund, as a Capital Contribution to the Fund, the amount of such excess. The Fund shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption; provided that in the event that the Fund determines that a Member is eligible for a refund of any withholding tax, the Fund may, at the request and expense of such Member, assist such Member in applying for such refund. If any tax arises as a result of any Member's failure to provide information as requested under sub-clause (ii) above, to the extent possible the Fund shall allocate such tax pro-rata based on Account balance to the Member(s) who did not provide the requested information and shall be debited from the Accounts of the applicable Member(s) as of the close of the accounting period during which any such tax was paid or accrued by the Fund.

(b)           Except as otherwise provided for in this Agreement and unless prohibited by the Investment Company Act, any material expenditures payable by the Fund, directly or indirectly, and any other Fund items, to the extent paid or incurred or withheld, directly or indirectly, on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Members, as determined by the Board of Managers, shall be charged to only those Members on whose behalf such expenditures or items are paid or incurred or whose particular circumstances gave rise to such expenditures or items. Such charges or items shall be debited from the Accounts of the applicable Members.

Section  5.5        Reserves.

(a)            Appropriate reserves may be created, accrued and charged against the Net Asset Value and proportionately against the Accounts of the Members for contingent liabilities, if any, as of the date any such contingent liability becomes known to the Fund or the Board of Managers, such reserves to be in the amounts which the Board of Managers, in its sole discretion deems necessary or appropriate. The Board of Managers may increase or reduce any such reserves from time to time by such amounts as it in its sole discretion deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Accounts of those parties who are Members at the time when such reserve is created, increased or decreased, as the case may be; provided, however, that if any such individual reserve item, adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate value of the Accounts of all such Members, the amount of such reserve, increase, or decrease instead shall be charged or credited to the Accounts of those Members who, as determined by the Board of Managers, in its sole discretion, were Members at the time of the act or omission giving rise to the contingent liability for which the reserve was established, increased or decreased in proportion to their Accounts at that time.

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(b)           To the extent permitted under applicable law, if at any time an amount is paid or received by the Fund (other than Capital Contributions, distributions or repurchases of Shares) and such amount exceeds the lesser of $500,000 or 1% of the aggregate value of the Accounts of all Members at the time of payment or receipt and such amount was not accrued or reserved for but would nevertheless, in accordance with the Fund’s accounting practices, be treated as applicable to one or more prior accounting periods, then such amount shall be proportionately charged or credited, as appropriate, to those parties who were Members during such prior accounting period or periods.

(c)           To the extent permitted by applicable law, if any amount is required by paragraph (a) or (b) of this Section 5.5 to be charged or credited to a person who is no longer a Member, such amount shall be paid by or to such person, as the case may be, in cash, with interest from the date on which the Board of Managers determines that such charge or credit is required. In the case of a charge, the former Member shall be obligated to pay the amount of the charge, plus interest as provided above, to the Fund on demand; provided, however, that (i) in no event shall a former Member be obligated to make a payment exceeding the amount of such Member’s Account at the time to which the charge relates; and (ii) no such demand shall be made after the expiration of three years from the date on which such person ceased to be a Member. To the extent that a former Member fails to pay to the Fund, in full, any amount required to be charged to such former Member pursuant to paragraph (a) or (b), whether due to the expiration of the applicable limitation period or for any other reason whatsoever, the deficiency shall be charged proportionately to the Accounts of the Members at the time of the act or omission giving rise to the charge to the extent feasible, and otherwise proportionately to the Accounts of the current Members.

Section  5.6        Tax Allocations. For each taxable year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in such a manner as to reflect equitably amounts credited or debited to each Member’s Account for the current and prior taxable years (or relevant portions thereof). Allocations under this Section 5.7 shall be made pursuant to the principles of Sections 704(b) and 704(c) of the Code, and in conformity with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Regulations.

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If, during or immediately following the end of a taxable year, any Member withdraws from the Fund pursuant to Article IV or Article VI hereof and the Member would (absent this sentence) recognize gain or loss under Section 731 of the Code as a result of such withdrawal, the Board of Managers may, in its sole discretion, elect to specially allocate to such Member, for U.S. federal income tax purposes, any income and gain or loss and deduction (including short-term capital gain or loss) recognized by the Fund during such taxable year, through and including the date of withdrawal, in an amount up to that amount of income and gain or loss and deduction which if so allocated would avoid the Member recognizing gain on the withdrawal under Section 731 of the Code (ignoring for this purpose, if the Board of Managers determines to do so in its sole discretion, any adjustments that have been made to the tax basis of the withdrawing Member’s Shares as a result of any Transfers prior to the withdrawal (other than the original issue of the Shares), including by reason of death). Any such election by the Board of Managers shall, to the extent reasonably practicable as determined by the Board of Managers in its sole discretion, be applied on an equitable basis to all Members withdrawing their Shares in full during or as of the end of such taxable year

Section  5.7        Distributions.

(a)            The Board of Managers, in its sole discretion, may authorize the Fund to make distributions in cash or in kind at any time to all of the Members of the Fund or only to those Members holding one or more Classes of the Fund, in each case in proportion to their respective Investment Percentages. Notwithstanding anything to the contrary in this Agreement, a Member may be compelled to accept a distribution of any asset in kind from the Fund despite the fact that the percentage of the value of the asset distributed to the Member exceeds the percentage of the value of the asset equal to the Member’s Investment Percentage.

(b)            Notwithstanding anything to the contrary contained herein, none of the Managers or the Members (including the Adviser and its Affiliates), nor any other person on behalf of the Fund, shall make a distribution to the Members on account of their Shares in the Fund if such distribution would violate the Delaware Act or other applicable law.

ARTICLE  VI

DISSOLUTION AND LIQUIDATION

Section  6.1        Dissolution.

(a)           The Fund shall be dissolved upon the occurrence of any of the following events:

(i)         upon the affirmative vote to dissolve the Fund by either (A) a majority of the Managers, or (B) Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members; or

(ii)        as required by operation of law.

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Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund shall not terminate until the assets of the Fund have been liquidated in accordance with Section 6.2 hereof and the Certificate has been canceled.

Section  6.2        Liquidation of Assets.

(a)           Upon the dissolution of the Fund as provided in Section 6.1 hereof, one or more Managers or First Trust, acting as liquidator under appointment by the Board of Managers (or, if the Board of Managers does not appoint one or more Managers or First Trust to act as liquidator or is unable to perform this function, another liquidator elected by Members holding a majority of the total number of votes eligible to cast by all Members), shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amounts as the Board of Managers or the liquidator, as applicable, deems appropriate in its sole discretion) shall, subject to the Delaware Act, be distributed in the following manner:

(i)         in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(ii)       such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(iii)       to the Members in accordance with Section 5.7.

(b)          Anything in this Section 6.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.2(a) above, upon dissolution of the Fund, the Board of Managers or other liquidator may distribute ratably in kind any assets of the Fund, if the Board of Managers or other liquidator determines that such a distribution would be in the interests of the Members in facilitating an orderly liquidation; provided, however, that if any in-kind distribution is to be made the assets distributed in kind shall be valued pursuant to Section 7.4 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above.

(c)           If the Board of Managers determines that it is in the best interest of the Members, the Board of Managers may, in its sole discretion, distribute the assets of the Fund into and through a liquidating trust to effect the liquidation of the Fund.

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ARTICLE  VII

ACCOUNTING, TAX MATTERS AND VALUATIONS

Section  7.1       Accounting and Reports.

(a)            The Fund shall adopt for tax accounting purposes any accounting method which the Board of Managers shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)           As soon as reasonably practicable after receipt of the necessary information from the Master Fund (which is contingent on the Master Fund’s receipt of the necessary information from its investments in Underlying Funds or otherwise) and any Underlying Funds the Fund may invest in directly, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member’s Shares as is necessary for Members to complete U.S. federal, state and local income tax or information returns.

(c)           Except as otherwise required by the Investment Company Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall send to each Member a semi-annual report and an annual report (as applicable) containing the information required by the Investment Company Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles (or, if permitted by relevant law and approved by the Board of Managers, in accordance with international financial reporting standards). The Fund may also furnish to each Member such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.

(d)           Except as set forth specifically in this Section 7.1, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member, including information about the Capital Contribution of a Member, or about the affairs of the Fund. No act of the Fund, First Trust, or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.1(d).

Section  7.2       Determinations by the Board of Managers. All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Article V hereof, including any taxes thereon and accounting procedures applicable thereto, shall be determined by the Board of Managers unless specifically and expressly otherwise provided for by the provisions of this Agreement or as required by law, and such determinations and allocations shall be final and binding on all the Members.

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Section  7.3        Tax Matters.

(a)            The Fund shall prepare and file a federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Fund.

(b)            The Board of Managers shall have the exclusive authority and discretion on behalf of and in the name of the Fund to (i) prepare and file all necessary tax returns and statements, pay all taxes, assessments and other impositions applicable to the assets of the Fund and withhold amounts with respect thereto from funds otherwise distributable to any Member; (ii) make any and all tax elections permitted to be made under the Code, and any applicable state, local or foreign tax law; and (iii) determine the tax treatment of any Fund transaction or item for purposes of completing the Fund’s U.S. federal, state, local or foreign tax returns.

(c)            If the Fund is required to withhold taxes on any distribution or payment to, or pay or incur any tax with respect to any income allocable to or otherwise on account of any Member, the Fund may withhold such amounts and make such payments to such taxing authorities as are necessary to ensure compliance with such tax laws.

(d)            The Board of Managers intends to treat any Member whose Shares are repurchased in full as a partner of the Fund for federal income tax purposes until the date of the Final Payment under Section 4.4 hereof or under Section 4.5 hereof, in respect of the repurchased Shares.

(e)            The Board of Managers intends for the Fund to be treated as a partnership for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, neither the Fund nor the Board of Managers shall make an election (i.e., check-the-box) under Treasury Regulation Section 301.7701-3 for the Fund to be classified for federal income tax purposes as an association taxable as a corporation.

(f)            First Trust shall be designated on the Fund’s annual federal information tax return, and have full powers and responsibilities, as the “tax matters partner” of the Fund for purposes of Section 6231(a)(7) of the Code. In the event the Fund shall be the subject of an income tax audit by any federal, state or local authority, to the extent the Fund is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the tax matters partner shall be authorized to act for, and its decision shall be final and binding upon, the Fund and each Member thereof. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Fund.

Section  7.4        Valuation of Assets.

(a)            Except as may be required by the Investment Company Act, the Fund shall calculate its Net Asset Value as of the close of business on the last day of each calendar quarter and at such other times as the Managers shall determine. Except as may be required by the Investment Company Act, the Managers will value or cause to have valued any Securities or other assets and liabilities of the Fund in accordance with such valuation procedures as shall be established from time to time by the Board of Managers and which conform to the requirements of the Investment Company Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.

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(b)            The Net Asset Value of the Fund, including the value of the Fund’s interest in the Master Fund (which is based on the valuation of the Master Fund’s investments in Underlying Funds and otherwise, as determined pursuant to this Section 7.4), shall be conclusive and binding on all of the Members and all parties claiming through or under them.

(c)            The following guidelines shall apply for purposes of determining the Net Asset Value of the Fund:

(i)         The amount payable to a Member or former Member whose Shares are repurchased pursuant to Article IV shall be treated as a liability of the Fund, until paid, from (but not prior to) the beginning of the Valuation Date for such Shares.

(ii)       The amount to be received by the Fund on account of any Capital Contributions pursuant to Article II or Article V shall be treated as an asset of the Fund from (but not before) the beginning of the accounting period on the effective date of such Capital Contributions.

(iii)       Distributions made pursuant to Section 5.7 shall be treated as an advance and as an asset of the Fund, until the last day of the quarter in which the date of distribution occurs or until any earlier date determined by the Managers.

ARTICLE  VIII

MISCELLANEOUS PROVISIONS

Section  8.1        Amendment of Limited Liability Company Agreement.

(a)           Except as otherwise provided in this Section 8.1, this Agreement shall be amended, in whole or in part, with the approval of a majority of the Board of Managers (including the vote of a majority of the Independent Managers, if required by the Investment Company Act), and, if required by the Investment Company Act, the approval of the Members by such vote as is required by the Investment Company Act.

(b)          Any amendment to this Agreement that would:

(i)        increase the obligation of a Member to make any Capital Contribution;

(ii)        reduce the Account balance of a Member other than in accordance with Article V hereof; or

(iii)       modify the events causing the dissolution of the Fund,

may be made only if (x) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (y) such amendment does not become effective until (A) each Member has received written notice of such amendment (except an amendment contemplated in Section 8.1(c)(ii) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Managers) to tender all of his or her Shares for repurchase by the Fund.

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(c)            Without limiting the generality of the foregoing, the power of the Board of Managers to amend this Agreement at any time without the consent of the Members includes, but is not limited to, the power to:

(iv)      restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(v)       amend this Agreement (other than with respect to the matters set forth in Section 8.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(vi)      amend this Agreement to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund’s continuing eligibility to be classified for U.S. federal income tax purposes as a partnership that is not a “publicly traded partnership” taxable as a corporation under Section 7704(a) of the Code.

Section  8.2        Special Power of Attorney.

(a)            Each Member hereby irrevocably makes, constitutes and appoints First Trust and any liquidator of the Fund’s assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(vii)      any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);

(viii)    any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(ix)       all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act. First Trust hereby accepts the appointment provided in this Section 8.2 and agrees to assume and perform its obligations thereunder.

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(b)           Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)           This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of First Trust and any liquidator of the Fund’s assets, appointed pursuant to Section 6.2 hereof, and as such:

(x)        shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any Member granting this power-of-attorney, regardless of whether the Fund, the Board of Managers or any liquidator shall have had notice thereof; and

(xi)       shall survive the delivery of a Transfer by a Member of all or any portion of such Member’s Shares, except that where the Transferee thereof has been approved by the Board of Managers for admission to the Fund as a substituted Member, or upon withdrawal of a Member from the Fund pursuant to a repurchase of Shares or otherwise, this power-of-attorney given by the Transferor shall terminate.

Section  8.3        Notices. Notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or other electronic means at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund); or, if to the Fund, the Board of Managers, or First Trust, in writing (either by way of facsimile or registered mail) and sent as follows, or to such other address as the parties may agree from time to time:

If to First Trust:

First Trust Capital Management, L.P.

225 West Wacker Drive, Suite 2100

Chicago, IL 60606

Attention: Chad Eisenberg, Chief Operating Officer

Re: Notice, Destiny Alternative Fund (TEI) LLC

Facsimile:           (847) 386-2910

Telephone:         (773) 828-6700

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with a copy to:

UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

Attention: UMB Fund Services, Inc.

Re: Notice,

Destiny Alternative Fund (TEI) LLC

Telephone:         (414) 299-2000

If to the Fund or to the Board of Managers:

Destiny Alternative Fund (TEI) LLC
Attention: Chad Eisenberg

c/o First Trust Capital Management, L.P.

225 West Wacker Drive, Suite 2100

Chicago, IL 60606

Re: Notice, Destiny Alternative Fund (TEI) LLC

Facsimile:           (847) 386-2910

Telephone:        (773) 828-6700

Notices to a Member shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, telex, telecopier or other electronic means. Notices to the Fund, the Board of Managers, or First Trust shall be effective on the close of business on the day upon which it is actually received. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

Section  8.4        Agreement Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.

Section  8.5       Applicability of Investment Company Act and Form N-2. The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the Investment Company Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the federal securities laws.

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Section  8.6        Choice of Law; Arbitration.

(a)            Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b)           Each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction, dispute or the construction, performance or breach of this or any other agreement, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(i)        arbitration is final and binding on the parties;

(ii)       the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(iii)       pre-arbitration discovery is generally more limited than and different from court proceedings;

(iv)      the arbitrator’s award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(v)       a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)            All controversies referred in this Section 8.6 shall be determined at the election of the Fund by arbitration before an arbitration panel convened by the Financial Industry Regulatory Authority, to the fullest extent permitted by law. The parties may also select any national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)            No Member shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action unless and until: (i) the class certification is denied; (ii) the class is decertified; or (iii) the Member is excluded from the class by the court. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

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Section  8.7        Not for Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, First Trust and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement, except that any Secured Party (as defined in Annex 1 to this Agreement) shall be a third-party beneficiary of the provisions of Annex 1 to this Agreement. Those certain Pledge Provisions as set forth on Annex 1 to this Agreement are incorporated by reference as if fully set forth herein. Annex 1 to this Agreement may not be amended or modified so long as any Pledge (as defined in Annex 1 to this Agreement) is in effect without the Secured Party’s prior written consent.

Section  8.8       Consents. Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

Section  8.9       Merger and Consolidation.

(a)            The Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved in the manner contemplated by Section 18-209(b) of the Delaware Act.

(b)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by Section 18-209(b) of the Delaware Act: (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

Section  8.10     Confidentiality.

(a)            A Member may obtain from the Fund, for any purpose reasonably related to the Member’s Shares, certain confidential information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location, and at whose expense) established by the Board of Managers (the “Confidential Information”).

(b)            Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name or address (whether business, residence or mailing) of any Member or any other Confidential Information without the prior written consent of the Board of Managers, which consent may be withheld in its sole discretion.

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(c)            Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members and the Fund also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(d)            Notwithstanding anything to the contrary in this Agreement, the Fund shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board of Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board of Managers in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

(e)            Notwithstanding anything in the foregoing or anything else contained in this Agreement to the contrary, except as reasonably necessary to comply with applicable securities and tax laws, each Member (and any employee, representative or other agent thereof) shall not disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of Shares (including the tax treatment and tax structure of any Fund or Master Fund transactions) and any transaction described in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering and ownership of Shares (including the tax treatment and tax structure of any Fund or Master Fund transactions) and any transaction described in this Agreement, and does not include information relating to the identity of the Fund or its Affiliates. Nothing in this paragraph shall be deemed to require the Fund to disclose to any Member any information that the Fund is permitted or is required to keep confidential in accordance with this Agreement or otherwise.

Section  8.11      Certification of Non-Foreign Status. Each Member or Transferee of Shares from a Member that is admitted to the Fund in accordance with this Agreement shall certify, upon admission to the Fund and at such other time thereafter as the Board of Managers may request, whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, and shall notify the Fund within 30 days of any change in such Member’s status. Any Member who shall fail to provide such certification when requested to do so by the Board of Managers may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

Section  8.12      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

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Section  8.13     Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that, to the extent permitted by applicable law, the Fund, without the approval of any Member, may enter into written agreements with Members affecting the terms hereof or of any application in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in any such agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

Section  8.14      Discretion. Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, to the fullest extent permitted by law, whenever in this Agreement a person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

Section  8.15     Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section  8.16    THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSES SET FORTH IN SECTION 8.6 ON PAGES 32 AND 33 AND THE CONFIDENTIALITY CLAUSES SET FORTH IN SECTION 8.10 BEGINNING ON PAGES 33 AND 34.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST TRUST CAPITAL MANAGEMENT, L.P.,

By:	/s/ Michael Peck

Name: Michael Peck

Title: Authorized Signatory

Destiny Alternative Fund (TEI) LLC

By:	/s/ Michael Peck

Name: Michael Peck

Title: President

ADDITIONAL MEMBERS:

Each person who has signed or has had signed on its behalf a Member Signature Page, which shall constitute a counterpart hereof.

MANAGERS:

The undersigned hereby acknowledges that it understands and agrees to the provisions of this Agreement pertaining to the obligations of Managers.

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

By:

Name:

Title:

ANNEX 1

Pledge Provisions

Notwithstanding §18-702 or §18-704 of the Act or anything else in this Agreement or the Act to the contrary:

(a)  Any Member may grant a security interest in or against any Interests or any Rights (collectively a “Pledge”) in which the Member has an interest, and may agree to rights and remedies related to the same pursuant to one or more agreements with a Secured Party (all such agreements, collectively, the “Pledge Agreement”).

(b)  A Secured Party may exercise any and all rights and remedies provided to it in a Pledge Agreement, including, without limitation, any rights to cause the transfer of Interests and to exercise voting or consensual rights (with or without the transfer of Interests) to the extent any such rights and remedies are provided for or granted pursuant to the Pledge Agreement.

(c)  No Pledge shall, except as otherwise provided in the Pledge Agreement:

(i) cause any Member to cease to be, or have the power to exercise any rights or powers of, a Member; or

(ii) impose any liability on any Secured Party solely as a result of the Pledge.

(d)  An Assignee may become a member of the Company pursuant the exercise of rights granted to the Secured Party and without the need for action or consent by any Member. An Assignee that becomes a member of the Company shall not, except to the extent required by a non-waivable provision of applicable law or as provided in the Pledge Agreement, assume any liabilities of the predecessor Member. Without limiting the foregoing, the Assignee shall not be liable for the assignor’s obligations to make capital contributions under §18-502 of the Act.

Each Member hereby acknowledges and consents to the foregoing provisions and agrees to the right of any Secured Party to enforce that Secured Party’s rights and remedies under a Pledge Agreement without any further action or consent of any Members.

“Assignee” – a [Person] [person or entity] that acquires Interests or Rights from a Member pursuant to an exercise of remedies under a Pledge.

“Act” – the Delaware Limited Liability Company Act, 6 Delaware Code 18-101 et seq., as amended from time to time, together with any successor thereto

“Agreement” – the limited liability company agreement of the Company

“Company” – the applicable LLC

“Interests” – a membership interest or any unit of an interest in the Company

“Member” – a member of the Company

“Rights” - any and all rights and privileges related to the Interests and any and all rights or privileges under this Agreement, including, without limitation, any economic or voting or other consensual rights

“Secured Party” – any [Person] [person or entity], to whom the Company or any Member gives, or purports to give, a security interest (including a pledge or other encumbrance) in any assets, which may include membership interests in the Company or any other rights or interests related thereto